EXHIBIT 21

List of Subsidiaries as at December 31, 2011

Each of the following subsidiaries is wholly-owned by the Registrant.

Legend International Holdings Limited*

Legend Diamonds Pty Ltd*

Teutonic Minerals Pty Ltd*

Alexya Pty Ltd

Paradise Phosphate Pty Ltd

* These entities are inactive.

Each of the following subsidiaries is partly-owned by the Registrant.

North Australian Diamonds Ltd (50.69%)

Striker Diamonds Pty Ltd*

Merlin Diamonds Pty Ltd*

* Wholly owned subsidiaries of North Australian Diamonds Ltd

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